UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2015

Starbucks Corporation

(Exact name of registrant as specified in its charter)

Washington	0-20322	91-1325671
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Utah Avenue South,

Seattle, Washington 98134

(Address of principal executive offices) (Zip Code)

(206) 447-1575

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2015, Starbucks Corporation (the “Company” or “Starbucks”) announced the appointment of Kevin R. Johnson as president and chief operating officer. Mr. Johnson ceased membership on all Starbucks board committees prior to his appointment as president and chief operating officer. He will remain a member of the Starbucks board of directors, which he joined in March 2009, and is expected to start in his new role effective March 1.

Mr. Johnson, 54, currently a non-employee director of the Company, served as chief executive officer of Juniper Networks, Inc., a leading provider of high-performance networking products and services, from September 2008 to December 2013. He also served on the board of directors of Juniper Networks from September 2008 through February 2014. Prior to joining Juniper Networks, Mr. Johnson served as president, Platforms and Services Division for Microsoft Corporation, a worldwide provider of software, services and solutions. Mr. Johnson was a member of Microsoft’s senior leadership team and held a number of senior executive positions over the course of his 16 years at Microsoft. Prior to joining Microsoft in 1992, Mr. Johnson worked in International Business Machine Corp.’s systems integration and consulting business. He also serves on the board of directors of Auction.com.

In connection with Mr. Johnson’s appointment, the Compensation and Management Development Committee of the board of directors of the Company approved an annualized base salary of $1,000,000, an annual bonus target under the Company’s Executive Management Bonus Plan of 120% of base salary, a new hire equity award of $7,000,000 and a new hire cash award of $1,000,000. The equity grant will consist of approximately 40% stock options and 60% time-vesting restricted stock units (“RSUs”). One-third of the stock options and RSUs will vest on each anniversary of the grant date over a period of three years, subject to continued employment. Half of the new hire cash award will be paid 30 days after Mr. Johnson’s start date in his new role, and the remainder will be paid on the one-year anniversary of his start date, subject to continued employment. The foregoing description is qualified in its entirety by reference to Mr. Johnson’s Offer Letter dated January 22, 2015 which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

There is no arrangement or understanding between Mr. Johnson and any other person pursuant to which Mr. Johnson was selected as an officer or director. There are no family relationships among any of our directors or executive officers. Mr. Johnson has not had an interest in any transaction since the beginning of the Company’s last fiscal year, or any currently proposed transaction, that requires disclosure pursuant to Item 404(a) of Regulation S-K.

Item 5.03        Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 20, 2015, the Company’s board of directors approved the Amended and Restated Bylaws of Starbucks Corporation (effective January 20, 2015, the “New Bylaws”) which amend and restate the Amended and Restated Bylaws of Starbucks Corporation (as amended and restated through November 13, 2012) (the “Prior Bylaws”).

The Prior Bylaws contained specific restrictions with respect to officer titles not required under Washington state law, including that (i) the president of the Company also be the principal executive officer (Section 3.7); and (ii) the Company shall appoint a president and a secretary (Section 3.1). The New Bylaws eliminate these restrictions and provide the Company’s board with the authority to appoint such officers with the duties and authority as determined by the board of directors. The New Bylaws also make related conforming changes including replacing “president” with “chief executive officer,” throughout the document and certain other administrative revisions. The changes reflected in the New Bylaws are intended to provide the Company’s board of directors with greater flexibility in designating officer titles and their corresponding duties, as allowed under Washington state law.

A copy of the New Bylaws is filed as Exhibit 3.1 to this report and is incorporated in response to this Item 5.03 by reference thereto. A marked version of the New Bylaws, marked to show the changes described herein, is attached as Exhibit 3.2 to this report and is incorporated in response to this Item 5.03 by reference thereto.

The officer title changes described in Item 5.02 of this report were approved by the board of directors subject to adoption of the New Bylaws.

Item 7.01.	Regulation FD Disclosure.

A copy of the Company’s press release relating to the announcement described in Item 5.02, dated January 22, 2015, is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

3.1	Amended and Restated Bylaws of Starbucks Corporation, effective January 20, 2015

3.2	Amended and Restated Bylaws of Starbucks Corporation, effective January 20, 2015 (marked to show changes)

10.1	Offer Letter dated January 22, 2015 between Starbucks Corporation and Kevin Johnson

99.1	Press Release dated January 22, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARBUCKS CORPORATION

Dated: January 22, 2015

	By:	/s/ Lucy Lee Helm
	Name:	Lucy Lee Helm
	Title:	executive vice president, general counsel and secretary

EXHIBIT INDEX

Index Number	Description

3.1	Amended and Restated Bylaws of Starbucks Corporation, effective January 20, 2015

3.2	Amended and Restated Bylaws of Starbucks Corporation, effective January 20, 2015 (marked to show changes)

10.1	Offer Letter dated January 22, 2015 between Starbucks Corporation and Kevin Johnson

99.1	Press Release dated January 22, 2015